UNITED STATES
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SCHEDULE 14A
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ACACIA RESEARCH CORPORATION
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EMPOWERING patent OWNERS, REWARDING INVENTION

Acacia Research Corporation Board of Directors Files its Definitive Proxy Materials and Issues Letter to Stockholders

Recommends Voting on the WHITE Proxy Card and FOR the Election of Two Large Stockholders to Board: Louis Graziadio and Frank (Ted) Walsh

Highlights Successful Strategy to Diversify Business and Increase Stockholder Value

NEWPORT BEACH, Calif. - May 14, 2018 - The Board of Directors of Acacia Research Corporation (Nasdaq: ACTG), an industry leader in patent licensing and enforcement (“Acacia” or the “Company”), announced today that it has filed its definitive proxy materials, including a WHITE proxy card, and issued an open letter to stockholders recommending the election of Louis Graziadio and Frank (“Ted”) Walsh, two large individual stockholders of Acacia, to the Board.

The Company’s letter describes the conditions that have affected the patent licensing and enforcement industry and that have necessitated a shift in strategy for Acacia. The letter also describes the significant progress Acacia has made in executing its strategy shift under the leadership of Mr. Graziadio and the current Board and management team. Finally, the letter recommends that stockholders vote in favor of Acacia’s director nominees at the Company’s 2018 Annual Meeting of Stockholders scheduled to be held on June 14, 2018, by returning the WHITE proxy card.

The full text of the letter follows:

SUPPORT THE ACACIA BOARD THAT IS DELIVERING SIGNIFICANT PROGRESS BY
VOTING “FOR” THE BOARD’S TWO NOMINEES ON THE ENCLOSED WHITE PROXY CARD TODAY

May 14, 2018

Dear Fellow Acacia Stockholders,

Find enclosed our proxy statement for Acacia’s 2018 Annual Meeting of Stockholders to be held on June 14, 2018, in Newport Beach, California.

This year’s annual meeting is a particularly important one. As you may know, two hedge funds are seeking to replace Louis Graziadio and Frank (“Ted”) Walsh, the two incumbent directors that are up for election this year, with their hand-picked candidates. Our Board has unanimously determined to recommend the incumbent directors, both of whom bring important expertise and are significant personal investors in the Company. We encourage you to support Mr. Graziadio and Mr. Walsh by returning the enclosed WHITE proxy card today.

Acacia historically operated as a patent licensing and enforcement company. Much of our business is still focused on pursuing licensing transactions and prosecuting litigation with parties that are using technology that Acacia owns or to which we have rights.

But the patent licensing and enforcement business has become very difficult. Legislative and legal changes have increased the complexity of patent enforcement and reduced the supply of suitable patents for acquisition. Over the last five years alone, we have seen no fewer than four patent licensing and enforcement companies effectively exit the sector. Our remaining peers have seen their stock prices collapse. Those publicly-traded direct competitors have lost approximately 98% of their peak value over the last decade before recovering somewhat.

*Companies identified in RPX Q4 2014 Public PAE Report. Percentages represent total shareholder return from peak stock price over last ten years to trough stock price.
Source: CapitalIQ

Nearly every remaining, pure-play participant in the business has been forced to generate liquidity and diversify into businesses in which its patent expertise is valuable. Under the direction of our current management team and Board, we have done the same.

Company	Recent Diversification Efforts

Acacia	Investments in two technology operating companies (2016, 2017)
Finjan	Investments in technology VC funds (2013); launched an advisory business (2015)
Marathon	Acquiring two technology operating companies (2017)
Network-1	Seeking "other strategic alternatives" beyond IP acquisitions
ParkerVision	Began selling consumer technology products (2017)
Pendrell	Seeking to acquire businesses with “solid stable income streams” (2017)
Quarterhill	Acquired a technology operating company (2017)
Spherix	Acquired two technology operating companies (2017, 2018)
Walker	Retained investment bank to assist with acquisitions (2017)

In early 2016, Acacia began its diversification into activities other than patent enforcement and licensing. Mr. Graziadio was officially appointed as Executive Chairman in August of 2016 and Mr. Walsh was appointed to the Board that year as well. After evaluating the conditions of the industry and the Company’s portfolio, Mr. Graziadio and the Board determined that it was necessary to further diversify and ultimately transform the business in order to preserve and enhance value for our stockholders.

A key to the transformation was driving efficiency and generating significant cash flow from the patent business. Under the leadership of Mr. Graziadio, the Company has significantly reduced operating expenses, cutting fixed G&A run-rate expense by 56%, reducing headcount by 70% and lowering litigation expenses as a percentage of revenues by 33%. Despite its leaner organizational structure, the Company has been able to generate more than $280 million in licensing revenue and approximately $52 million of operating cash flow from its patent licensing business since January 2016.

Mr. Graziadio and the Board also led a thorough evaluation of alternative strategies that the Company could adopt to make use of Acacia’s technology industry knowledge, experience, cash, tax assets and relationships. In 2016 and 2017, in addition to formal Board meetings, there were dozens upon dozens of informal Board and committee calls and in-person meetings as the Board evaluated alternative paths. The Company has also engaged an investment bank to assist it in executing its strategy as well as in potential transactions.

Importantly, the Company still had valuable patent assets and ongoing litigation (including litigation in which the Company is a defendant) and could not, and still cannot, simply exit the patent business or liquidate its assets. (The significant litigation that we have been involved in, against some of the world’s largest corporations, is and was an important rationale for maintaining a classified Board structure to ensure the defendants in these important cases could not replace our Board as a means to end the litigation.) The Board concluded that the optimal use of these assets was for Acacia to invest in growth technology companies in sectors in which Acacia could apply its technology expertise and IP experience, while maintaining a strong balance sheet for our ongoing IP litigation activities.

Acacia can be, and is, a value-added investor in such companies. Our Board and management team have much to lend: identifying key technologies, securing intellectual property rights, helping to realize the full value of owned intellectual property, obtaining and structuring financing, building human resources and investor relations teams and cultivating a sophisticated investor base.

Consistent with our new strategy, Acacia made investments in two excellent growth technology companies, Veritone, Inc., a leading cloud-based Artificial Intelligence technology company, and Miso Robotics, Inc., an innovative leader in robotics and Artificial Intelligence solutions. Each of these investments is currently valued significantly higher than our cost basis.

As our Company has evolved, so has our Board. Our new strategy required changes in Board composition - to ensure the Board had even stronger investing, financial and technology experience - and in our compensation programs. Accordingly, we added four independent Board members since August 2016, all of whom have expertise and experience that will benefit our technology investing activities. Most recently, the Board added Paul Falzone and Joe Davis, after spending over a year getting to know these professionals and carefully reviewing their qualifications. With a new strategy in place, the Board is convinced that Mr. Falzone and Mr. Davis will bring important insights and experience to the Boardroom.

We have also adopted a new compensation structure, with the assistance of a leading compensation consultant, Pearl Meyer, which aligns the compensation of our management team to the performance of our business through the use of performance-based vesting, out-of-the-money option features and sharing of economic results.

Our equity compensation plan is designed to reward management for outstanding performance. We no longer use restricted stock awards, for example, because they reward management even if the stock does not appreciate. Instead, we most often use options that are priced out-of-the-money or, in some cases, do not even vest unless the stock price increases significantly.

Mr. Graziadio, who effectively has served as our acting chief executive for a good portion of the past two years, received no salary. (He did receive expense reimbursement to his company, which provides him with office space, administrative services, secretarial assistance, technology infrastructure and other services.)

In terms of compensation, Mr. Graziadio, acting as CEO, has received stock options, but no cash compensation (other than the same director fees paid to all other members of the Board). And, a substantial portion of the options granted to him (and other members of the management team) within the past two years have been structured as performance-based, such that they do not vest unless Acacia’s stock price reaches much higher prices. Those options were structured utilizing a stair-stepped vesting schedule at prices of $7, $8, $9 and $10 per share, with any unvested options expiring worthless if Acacia’s stock price does not meet the vesting schedule prior to August 1, 2020. For example, Mr. Graziadio’s option grants relating to his executive role (i.e. not his director options) will be worth approximately $350,000, if Acacia’s stock doubles from its April 30, 2018 closing price to $7.28 (creating more than $180 million in value for current stockholders) in the next 27 months. We believe this grant structure is very stockholder friendly.

These new compensation arrangements have received widespread support from our stockholders. In 2016, our say-on-pay advisory proposal was supported by 94% of the shares. In 2017, the say-on-pay resolution was supported by 97% of the shares. Last year, independent stockholder advisory firm ISS recommended in favor of the Company’s executive compensation program, noting that “pay and performance appear reasonably aligned at this time,” with a low level of concern across all five evaluation components that ISS uses. Stockholder advisory firm Glass Lewis also supported our say-on-pay resolution.

To further tie the incentives of our management team to the returns generated by our investments, we provided the management team with profits interests representing an approximately 6% bonus pool in the gains in our investment in Veritone, as illustrated in the accompanying chart. Importantly, the holders of the profit interests will not receive any value unless and until Acacia realizes an actual return on its investment in Veritone, thereby benefitting all of our stockholders.

We have made great strides at transforming Acacia and developing a new strategy to benefit all stockholders. Our Board and compensation structure have evolved to match this new strategy. Our Board and management team, which collectively beneficially own approximately 11% of the stock, are true partners with our stockholders in creating and participating in value that is created.

During this critical time of Acacia’s transformation, our two nominees, Mr. Graziadio and Mr. Walsh, purchased a substantial amount of Acacia stock in the open market, which demonstrates their confidence in Acacia’s new direction. Mr. Graziadio and his family trusts have purchased 1,026,000 shares at an average price of $5.25 per share, for a total investment of approximately $5.4 million. Mr. Walsh has purchased more than 352,000 shares at an average price of $4.50 per share, for a total investment of approximately $1.6 million.

Nevertheless, two small hedge funds, BLR Partners and Sidus Investment Management (the “BLR Group”), have launched a proxy contest to have Mr. Graziadio and Mr. Walsh replaced on the Board with their two nominees. The BLR Group has nominated a Sidus portfolio manager, Alfred Tobia, and another hedge fund manager, Clifford Press, to serve on the Board instead.

We believe it would be a mistake to replace our Executive Chairman, who is leading the Company’s transformation, and Mr. Walsh, a key member of the Board, with the BLR Group’s hand-picked nominees who do not appear to understand our existing licensing business, the challenges we face or our new strategy. Despite their public criticism of our strategy, the BLR Group has not proposed any specific plan for addressing the challenges facing our patent licensing business. In our opinion, if elected to the Board, the BLR Group’s nominees would not bring anything to the table.

Nor does it appear that BLR Group’s nominees are interested in the long-term success of our Company. Mr. Press, it should be noted, owns no Acacia stock whatsoever. Why would you want to replace a board member who is a large stockholder with someone who has not bought even a single share? How much does Mr. Press believe in our future if he has yet to buy any stock? BLR’s other nominee, Mr. Tobia, does not directly own any of our stock either and “disclaims” that he is the indirect beneficial owner of any stock.

One of the principal members of the BLR Group is perhaps even less aligned with our stockholders than Mr. Press. Bradley Radoff, who runs BLR, was short (i.e., actively betting against) our stock for almost six years, until just days before he decided to nominate Mr. Press and Mr. Tobia to our Board. (In fact, Mr. Radoff was short our stock while he was buying shares for his fund!) Perhaps the only thing worse than substituting someone who owns no stock for a director that has purchased a lot of stock would be doing so at the behest of a fund manager who was actively betting against us, for years!

In contrast, both Mr. Graziadio and Mr. Walsh are large, long-term committed investors in the company. The interests of our nominees are aligned with those of our stockholders because they are substantial stockholders. Both of them, for example, support the Company’s ongoing share buyback program.

Please help re-elect our Executive Chairman and Mr. Walsh to the Board. The company’s transformation is under way, and these Board members are critical to the development of that strategy and its execution.

The Board recommends that you vote “FOR” the Board’s two experienced and highly-qualified director nominees, Mr. Louis Graziadio and Mr. Frank E. Walsh, III, BY RETURNING YOUR WHITE PROXY CARD TODAY.

We appreciate your continued support of Acacia and welcome any feedback you may have. If you have any questions, please do not hesitate to reach out.

Sincerely,

The Acacia Board of Directors

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ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (NASDAQ: ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Acacia also leverages its patent expertise and background to partner with emerging disruptive technologies such as Artificial Intelligence, Robotics and Blockchain.

Information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s annual meeting of stockholders. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to the Company’s stockholders its definitive proxy statement and WHITE proxy card relating to the annual meeting, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018, including all amendments thereto. The definitive proxy statement contains important information about the Company, the annual meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company are set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to capital needed for growth and the opportunities for growth, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully identify and acquire new patent assets, our ability to develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K (including amendments thereto), recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Acacia Research Corporation:
Rob Stewart
(949) 480-8300
rs@acaciares.com

MacKenzie Partners, Inc.:
Lawrence E. Dennedy
(212) 929-5239
ldennedy@mackenziepartners.com

Georgeson LLC:

Christopher G. Dowd
(212) 440-9130
cdowd@georgeson.com

Media Contact:
Nick Lamplough / Mary Aiello
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 / (415) 869-3950